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Vermillion Appoints Bruce A. Huebner to Chairman of the Board

Shareholders to Vote on Approval of Expanded Stock Incentive Plan at Upcoming Annual Meeting

AUSTIN, Texas — March 19, 2013 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, has appointed Bruce A. Huebner as chairman effective March 18, 2013. He succeeds James S. Burns, who will continue to serve on the board of directors. Huebner’s appointment represents an important step in the execution of the company’s leadership succession plan that began in 2012.

Huebner previously served as Vermillion’s CEO on an interim basis until the recent appointment of Thomas McLain to the position of President and Chief Executive Officer, which also took effect yesterday. Huebner has been a company director since May 2011.

“Bruce demonstrated highly effective leadership during this transition period,” said Burns. “Given his performance, as well as his more than 37 years of diagnostic industry experience and history of valuable contributions as a director, the board believes that the company and its shareholders would greatly benefit from Bruce as our chairman. I look forward to working closely with Bruce and our new president to build shareholder value, as we advance Vermillion as a leading diagnostics company addressing unmet clinical needs in women’s health.”

Shareholder Vote

At the company’s upcoming 2012 annual meeting on March 21, the board will request shareholder approval to increase the number of authorized shares in the company’s 2010 stock incentive plan by 1.3 million shares.

“The company currently has only nominal shares available under the 2010 stock incentive plan,” noted Chairman Huebner. “We will need more shares to attract qualified executives, directors and employees to Vermillion. Without the approval of these additional shares, we will have to increase the cash compensation to these individuals. We would also not have the benefit of incentivized performance that is typically created by a stock option plan, and one that better aligns the interests of management and employees with that of our shareholders. So, it is in the best interest of Vermillion shareholders that we approve the expansion of this plan.”

Huebner Career Biography

Bruce Huebner brings to the role of Vermillion’s chairman extensive executive management experience in multiple clinical diagnostic companies, including Osmetech Molecular Diagnostics, Nanogen and Gen-Probe. While serving as president of Osmetech, he successfully established the company as a fully integrated business, obtaining FDA clearance for four molecular diagnostic microarray products and introducing them to the marketplace. Huebner was previously president and chief operating officer of Nanogen, a publicly held nanotechnology and microarray company.

Prior to Nanogen, he was executive vice president and chief operating officer of Gen-Probe, a global leader in the development of nucleic acid tests, including diagnostic tests for infectious disease that affect women’s health. In less than 10 years, he grew Gen-Probe’s annual revenues from $42 million to a run-rate of more than $150 million. Huebner is currently a managing director of LynxCom Partners, a healthcare consulting firm with a focus on cancer diagnostics and personalized medicine.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125. In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment, and it increased detection of malignancy over ACOG guidelines from 77% to 94%. As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics. Additional information about these published clinical trials is available on Vermillion’s website at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

vrml@liolios.com

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